Exhibit 3







Private & Confidential                      Draft (13) 25 May 96
                                            947908/MJD/ATS






                   DATED                                     1996
                   ----------------------------------------------



                          [DATAPOINT GROUP VENDOR]               (1)

                                    AND

                         [KALAMAZOO INVESTMENT PLC]              (2)



                     ------------------------------------

                                 AGREEMENT
            FOR THE SALE AND PURCHASE OF [PART OF] THE BUSINESS
                   AND ASSETS OF [DATAPOINT GROUP VENDOR]

                     ------------------------------------

CONTENTS
- --------


CLAUSEHEADINGPAGE


1    Purpose and definitions  . . . . . . . . . . . . . . . . . . . . .   1

2    Vendor's representations . . . . . . . . . . . . . . . . . . . . .   5

3    The Conditions . . . . . . . . . . . . . . . . . . . . . . . . . .   6

4    Sale of the Business and assets  . . . . . . . . . . . . . . . . .   6

5    Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . .   8

6    Conduct of the Business pending Completion . . . . . . . . . . . .  10

7    Completion . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

8    Value Added Tax  . . . . . . . . . . . . . . . . . . . . . . . . .  13

9    Post-Completion matters (including announcements and circulars)  .  14

10   Outstanding contracts, pending contracts, engagements and orders
     and
         apportionments . . . . . . . . . . . . . . . . . . . . . . . .  15

11   Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

12   Pensions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

13   [Competition Law Compliance] . . . . . . . . . . . . . . . . . . .  18

14   Warranties and limitations . . . . . . . . . . . . . . . . . . . .  19

15   Investment trusts and regional development trusts  . . . . . . . .  20

16   Continuing effects of this Agreement . . . . . . . . . . . . . . .  20

17   Releases, etc., by the Purchaser . . . . . . . . . . . . . . . . .  20

18   Other provisions . . . . . . . . . . . . . . . . . . . . . . . . .  20

19   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

20   Choice of law, submission to jurisdiction and address for
     service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SCHEDULE

1    The Consideration Apportionment  . . . . . . . . . . . . . . . . .

2    Assets being sold (exclusive of assets comprised in schedules 3 and 4) 35

3    Intellectual Property Rights . . . . . . . . . . . . . . . . . . .
Part A - Patents and patent applications . . . . . . . . . . . . .
     Part B - Trade and service marks and trade and service mark applications  . . . . . . . . . . . . . . . . . . . . . .
     Part C - Registered designs and registered design applications . . Part D - Business names and unregistered trade or service marks .

4    Agreements and licences  . . . . . . . . . . . . . . . . . . . . .
     Part A - Licences in respect of Intellectual Property Rights . . .
     Part B - The Leasing Agreements  . . . . . . . . . . . . . . . . .
     Part C -  Customer Contracts . . . . . . . . . . . . . . . . . . .

5    Assets excluded from the sale  . . . . . . . . . . . . . . . . . .

6    Pension arrangements . . . . . . . . . . . . . . . . . . . . . . .

7    The Employees  . . . . . . . . . . . . . . . . . . . . . . . . . .

8    Warranties and Representations . . . . . . . . . . . . . . . . . .


AGREED FORM DOCUMENTS

     DOCUMENT

     the Property Licence
     [IN SPAIN ONLY - Sundry Debtors]

THIS AGREEMENT is dated ................... 1996 and is made BETWEEN:

(1)  [DATAPOINT GROUP VENDOR] (No.........................) [of/whose registered office is at] ................................
     ("THE VENDOR")

(2) [KALAMAZOO INVESTMENT PLC] (No [UK3156697] [of/whose registered office is at] Mill Lane, Northfield, Birmingham, England, B31 2RW
     ("THE PURCHASER")


NOW IT IS HEREBY AGREED as follows:

1    PURPOSE AND DEFINITIONS
     -----------------------

1.1 This is an Agreement for the sale and purchase of the Business (as defined in clause 1.2) and certain assets used in connection with the Business.

1.2  In this Agreement unless the context otherwise requires:

     (a)  the following expressions have the following meanings:

          "THE ACCOUNTS" means the audited accounts of the Vendor for the period ended on the Accounts Date

          "THE ACCOUNTS DATE" means 31st July 1995

          "AUDITORS" means Deloitte & Touche of [local address]

          "AUTOLINE" means the products and services currently marketed by the Vendor under the brand name "Autoline"

          "BUSINESS DAY" means a day on which banks are open for business
          in [                                                            ]

          "THE BUSINESS" means the business as now carried on by the Vendor in [country] of:

          (a) the sale of computer hardware systems, and the licence of operating and communications systems and software applications products, in relation to automotive dealer management systems (other than in relation to Autoline);

          (b) the provision of ongoing software support services, including help desk and hot-line support, and computer hardware maintenance services in relation to Darts and Darts Central automotive dealer management systems (but for the avoidance of doubt, not in relation to Autoline or computer hardware maintenance services in the United Kingdom and the Republic of Ireland); and

          (c) the systems, software and related services to enable the provision of communications services between Ford dealers and Ford Motor Company of Europe through the Darts Central operations;

          "COMPLETION" means completion of this Agreement in accordance with its terms and where the context requires also means the performance by the parties of the several obligations contained in clause 7

          "THE COMPLETION DATE" means [   ] June 1996 or such later date
          (not being after [       ] 1996) as is the business day next
          following the date on which the conditions stated in clause 3 shall have been fulfilled

          "THE CONDITIONS" means the conditions stated in clause 3

          "CUSTOMER CONTRACTS" means contracts with customers entered into by the Vendor in the course of the Business for both software support and hardware maintenance services as listed in part C of schedule 4

          "DEFAULT INTEREST RATE" means two per cent above the London Inter bank market rate for deposits in [RELEVANT CURRENCY] held for three months from time to time

          "THE DEFERRED INCOME" means an amount to be regarded as owed at Completion by the Vendor to the Business in the Special Accounts which is equal to the aggregate (in each case excluding [VAT]) of the amounts paid or payable by customers under Software Contracts which relate to the period following Completion until its expiry (calculated on a time-expired apportionment basis)

          "DISCLOSURE LETTER" means the Disclosure Letter as defined in the Umbrella Acquisition Agreement insofar as it relates to the Business

          "THE EMPLOYEES" means the employees employed by the Vendor in the Business at Completion and which will be employed by the Purchaser as from Completion as listed in schedule 7

          "GROUP" means in relation to any company, that company and any company which is a holding company or subsidiary of that company and any subsidiary of any such holding company and for the purposes of this Agreement the terms "subsidiary" and "holding company" shall have the meanings ascribed thereto [by sections 736 and 736A Companies Act 1985]

          "INDEPENDENT ACCOUNTANTS" means such independent firm of [chartered] accountants as may be agreed between the parties hereto or, in the absence of such agreement, nominated by [INSERT DESCRIPTION OF HEAD OF RELEVANT NATIONAL

          ASSOCIATION OF ACCOUNTANTS] on the application of either the Vendor or the Purchaser

          "HARDWARE CONTRACTS" means those of the Customer Contracts which relate (or to the extent they relate) to the supply of maintenance of hardware and equipment services

          "INTELLECTUAL PROPERTY RIGHTS" means patents, registered designs, trade marks and service marks (whether registered or not), copyright (including vested, contingent and future copyright), design rights, and all similar property rights, including those subsisting (in any part of the world) in inventions, designs, drawings, performances, computer programs and operating and applications software and all derivating variations, versions and developments thereof of all such programs and software, semiconductor topographies, confidential information, know-how, business names and the style of presentation of goods or services and in applications for protection thereof (other than that transferred pursuant to the Darts Transfer Agreement)

          "THE LEASEHOLD[S]" means the leasehold propert[y/ies] specified in the Property Licence which is located in [country]

          "THE LEASING AGREEMENTS" means the leasing, conditional sale, credit sale, hire purchase and like agreements relating to the Business at Completion listed in part B of schedule 4

          "THE LIABILITIES" means the aggregate of:

          (i) that proportion of all outstanding employee costs relating to the period prior to Completion including without limitation taxation relating thereto, bonuses, commissions and holiday entitlement accruals;

          (ii) all outstanding amounts under the Leasing Agreements and any contract hire, hire purchase, conditional sale or other agreements requiring any payment in respect of any assets used in the Business at Completion;

        (iii) any other amounts representing liabilities of the Business and relating to the period prior to the Completion Date (whether on an accruals basis or otherwise) actually assumed or paid by the Purchaser or agreed to be so assumed or paid (including without limitation telephone and services charges)

          "THE NET ASSET VALUE" means a sum equal to the value of the Tangible Assets, the Stock [IN SPAIN ONLY - the Sundry Debtors] and the Prepayment at the Completion Date less a sum equal to the Liabilities and the Deferred Income, all as shown in the Special Accounts

          "THE PREPAYMENT" means 85% of the amounts paid or payable by customers under Hardware Contracts which relate to the period following Completion until its expiry (calculated on a time-expired apportionment basis)

          "THE PROPERTY LICENCE" means the relevant licence relating to the occupation of, inter alia, the Leasehold[s] proposed to be entered into between the Vendor and the Purchaser and certain members of their respective Groups in the agreed form

          "THE PURCHASER'S SOLICITORS" means [                            ]

          "RECEIVABLES" means the book and other debts receivable by or owing to the Vendor relating to goods and services supplied in connection with the Business prior to Completion (whether or not yet due and payable) (including without limitation, trade debts deposits and retrospective rebates and interest thereon) [in Spain only - (other than Sundry Debtors)]

          "RECORDS" means all:

          (a)  accounting and financial records;
          (b) taxation records for the six years ending on the accounting reference date of the Vendor next following Completion;
          (c)  correspondence;
          (d)  sales literature and publicity material;
          (e) lists (including without limitation customer and supplier lists), books and documents; and
          (f) other information (whether recorded on computer or otherwise howsoever),

          relating to used or intended for use exclusively or primarily in the Business

          [LOCAL LAWYER TO ASSESS REQUIREMENT FOR HOLDING AND ACCESS TO RECORDS ETC]
          "SOFTWARE CONTRACTS" means those of the Customer Contracts which relate (or to the extent they relate) to the supply of software support services

          "THE SPECIAL ACCOUNTS" means the balance sheet relating to the Business showing the Net Asset Value as at the Completion Date to be prepared in accordance with clause 5.2

          "STATUTORY RECORDS" means all Records which are required by law to be retained by the Vendor after Completion

          "THE STOCK" means all such stock-in-trade and work in progress as is referred to in paragraph 2 of schedule 2 and which as at Completion has been held by the Vendor for less than 6 months, is marketable to be used in the ordinary course of the Business and is not obsolete, slow-moving, deteriorated or excessive

          [IN SPAIN ONLY - "SUNDRY DEBTORS" means those debtors of the Vendor as more particularly identified in the list in the agreed form and which arose in the ordinary and normal course of business]

          "THE TANGIBLE ASSETS" means all tangible assets relating to the Business and listed in paragraphs 3, 5, 6, 7, 8 and 9 of schedule 2

          "UMBRELLA ACQUISITION AGREEMENT" means the Agreement of even date between Kalamazoo Computer Group plc (1), Kalamazoo Investment plc (2) and Datapoint Corporation (3)

          ["VAT" means [value added tax] or such other tax calculated by reference to turnover or value added as may be in effect in [
                ] from time to time]

          "THE VENDOR'S LAWYERS" means [          ] of [    ]

          "THE WARRANTIES" means the warranties, representations and undertakings contained in or referred to in clause 14 and schedule 8

     (b) words and expressions defined in or for the purpose of the Umbrella Acquisition Agreement shall (unless the context otherwise requires or they are specifically defined herein) have the same meanings in this Agreement;

     (c) any document expressed to be "IN THE AGREED FORM" means a document in a form approved by (and for the purpose of identification signed by or on behalf of) the parties hereto;

     (d)  references:

          (i) to clauses and schedules are [unless otherwise stated] to clauses of and schedules to this Agreement;

          (ii) to statutory provisions shall be construed as references to those provisions as respectively replaced, amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification);

     (e) words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporate;

     (f) the headings to the clauses are for convenience only and have no legal effect;

     (g) [applicability of any relevant statutes concerning interpretation of commercial agreements.]

2    VENDOR'S REPRESENTATIONS
     ------------------------

2.1  The Vendor has represented to the Purchaser that:

     (a) the Vendor has the requisite power and authority to enter into and perform this Agreement;

     (b) this Agreement constitutes and all other documents which are to be executed by the Vendor at Completion will, when executed, constitute binding obligations of the Vendor in accordance with their respective terms;

     (c) the execution and delivery of, and the performance by the Vendor of obligations under, this Agreement [and the other documents which are to be executed by the Vendor at Completion] will not:

          (i) result in a breach of any provision of the [Memorandum or Articles of Association] of the Vendor;

          (ii) result in a breach of, or constitute a default under, any instrument to which the Vendor is a party or by which the Vendor is bound; or

         (iii) result in a breach of any order, judgment or decree of any court or governmental agency to which the Vendor is a party or by which the Vendor is bound.

3    THE CONDITIONS
     --------------

3.1 This Agreement (other than the provisions of clauses 16 to 20 inclusive) is conditional on:

     (a) the fulfilment or waiver of all conditions precedent to the Umbrella Acquisition Agreement (other than any conditions relating to completion of or the fulfilment or waiver of the conditions to completion of this Agreement), any other Acquisition Agreement or the Darts Transfer Agreement;

     (b) [specific condition re: compliance with domestic competition law requirements and obtaining of necessary domestic clearances;]

     (c) [specific conditions re: compliance with domestic employee or works council consultation procedures.]

3.2 In the event of the Condition[s] not being fulfilled (or waived by the Purchaser) by [ ] June 1996 (or such later date as the parties shall agree), all liabilities of the parties hereunder (with the exception of those in clause 18.4) shall cease and determine and (save as aforesaid) no party shall have any claim against the other.

4    SALE OF THE BUSINESS AND ASSETS
     -------------------------------

4.1 With the exception of those items listed or referred to in schedule 5 (which items are excluded from the sale and purchase hereunder), the Vendor as beneficial owner shall sell free from all liens, charges and encumbrances (other than those (if any) specified in the Disclosure Letter) and the Purchaser, relying on the warranties of the Vendor herein contained, shall purchase as at Completion for the respective considerations stated in the relative schedules:

     (a)  the assets listed in schedule 2;

     (b) all Intellectual Property Rights owned by the Vendor relating to or used exclusively or primarily in connection with the Business, including without limitation all such rights as are listed in schedule 3;

     (c) subject to clauses 4.3 and 4.4, the benefit (subject to the burden) of all undischarged contracts, pending contracts, engagements and orders and licences relating exclusively or primarily to the Business, including, without limitation:

          (i) all licences in respect of the use of Intellectual Property Rights used exclusively or primarily in connection with the Business (including without limitation those listed in part A of schedule 4);

          (ii) the Leasing Agreements; and

         (iii) the Customer Contracts.

4.2 All the assets hereby agreed to be sold shall as from Completion (pending an assignment or assurance thereof) be held by the Vendor on trust for the Purchaser absolutely.

4.3 (a) Except as otherwise expressly provided in this Agreement, the Purchaser shall have no responsibility for creditors or other liabilities of the Vendor in relation to the Business existing at Completion or arising by reason of anything done or omitted to be done prior to Completion. Except as otherwise expressly provided in this Agreement and without limiting clause 4.1(c), the Vendor shall be responsible for all the creditors and other liabilities of the Business arising on or before or by reference to the period on or before Completion and shall indemnify the Purchaser against all liability in respect thereof.

     (b) The Vendor shall have no responsibility for creditors or other liabilities arising by reason of anything done or omitted to be done by the Purchaser on or after Completion and the Purchaser shall indemnify the Vendor against all liability in respect thereof.

4.4 Nothing in this Agreement shall be construed as an attempt to assign any contracts (including, without limitation, the Leasing Agreements), pending contracts, engagements or orders and licences comprised in the assets to be sold hereunder which by their terms or by law are not assignable without the consent, licence, approval, permission, authorisation or waiver of a third party, unless such consent, licence, approval, permission, authorisation or waiver shall have been given. Insofar as any such contracts, pending contracts, engagements or orders and licences comprised in the assets to be sold hereunder:

     (a) are not assignable or cannot be assigned without such assignment constituting an event of default or termination, the Vendor shall at the option of the Purchaser (exercisable by notice to the Vendor given within 3 months following Completion) and in all respects at the Vendor's expense:

          (i) join in using reasonable endeavours to procure that the existing arrangements with the Vendor be terminated and that the Purchaser be granted corresponding rights (and for this purpose shall do all such acts and things and make all such representations as the Purchaser may reasonably require); or

          (ii) use all reasonable endeavours to procure that all relevant third parties waive the relevant provisions; or

         (iii) execute a declaration of trust for the benefit and in favour of the Purchaser; or

          (iv) otherwise deal with the assignment as the Purchaser may reasonably direct;

     (b) cannot effectively be transferred to, or the obligations thereunder cannot effectively be assumed by, the Purchaser except by an agreement of novation with third parties:

          (i) the parties shall use their respective reasonable endeavours to procure the same to be novated; and

          (ii) unless and until any such novation is entered into, the Vendor shall do all such acts and things in relation thereto as the Purchaser may reasonably require.

5    CONSIDERATION
     -------------

5.1 The consideration payable for all the Business and assets hereby agreed to be sold shall (subject to clause 5.2) be the sum of US$1 (and the assumption of the Liabilities) allocated as set out in schedule 1 which shall be payable on today's date and receipt of whith the Vendor hereby acknowledges.

5.2 (a) Subject to and in accordance with clause 4 in the Umbrella Acquisition Agreement, if the Net Asset Value is less than zero the Vendor shall pay to the Purchaser a sum equal to the difference.

     (b) Every sum payable under clause 5.2(a) shall be paid from the monies received by the Purchaser in accordance with clause 10.2 below and any shortfall shall be paid (if not discharged to the Purchaser or (on its behalf) to a member of its Group pursuant to clause 5 of the Umbrella Acquisition Agreement):

          (i)  on the 90th day following Completion; and

          (ii) together with interest thereon at the Default Interest Rate which shall accrue from day to day and shall be calculated on the basis of a year of 365 days from the Completion Date up to and including the date of payment.

     (c) The Purchaser shall procure that there shall be a stocktaking of the Stock on or on the day following the Completion Date by the Auditors and that as soon as practicable following Completion Date, and in any event not later than 30 days after the Completion Date a draft of the Special Accounts ("THE DRAFT SPECIAL ACCOUNTS") shall be prepared jointly by the parties and reviewed by the Auditors in accordance with clause 5.2(d) and (once so reviewed) delivered simultaneously to the Purchaser and the Vendor.

     (d)  The draft Special Accounts shall be prepared:

          (i) [on a historical cost basis and on a going concern basis] in accordance with accounting principles and practices generally accepted in [INSERT RELEVANT JURISDICTION] which are in force at Completion; and

          (ii) notwithstanding the provisions of clauses 5.2(d)(i) in accordance with the following specific matters.

          [INCLUDE ANY SPECIAL VALUATION CRITERIA]

     (e) The Purchaser and the Vendor shall within 10 days after such delivery ("THE REVIEW PERIOD"), review the draft Special Accounts and endeavour to agree what adjustments

          (if any) need to be made to them in order for them to comply with clause 5.2(d). If the Purchaser and the Vendor agree that no adjustments need to be made to the draft Special Accounts or agree on the adjustments to be made they shall jointly incorporate into the draft Special Accounts any necessary adjustments and the draft Special Accounts (as adjusted if required) and the amount of the Net Assets Value specified in such draft shall be the Special Accounts and the Net Assets Value respectively for all purposes of this Agreement.

     (f) If the Purchaser and the Vendor are unable to agree within the Review Period on whether adjustments need to be made to the draft Special Accounts the adjustments to be made thereto or the amount of the Net Assets Value within 10 days after delivery of the draft Special Accounts pursuant to clause 5.2(c), then such matter or matters (but no other matters) shall thereupon be referred to the Independent Accountants for determination on the following basis:

          (i) The Independent Accountants shall be instructed to notify the Purchaser and the Vendor of their determination of any such matter within 30 days of such referral;

          (ii) The Purchaser and the Vendor shall be entitled to make written submissions to the Independent Accountants, but subject thereto the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination;

         (iii) Any submissions to and the determination of the Independent Accountants shall be in the English language and any oral hearings shall be conducted in English in London;

          (iv) In making such submissions the Purchaser and the Vendor shall state their respective best estimates of monetary amounts of the matters referred for determination;

          (v) In making their determination the Independent Accountants shall act as experts and not as arbitrators, their decision as to any matter referred to them for determination shall (in the absence of manifest error) be final and binding in all respects on the Purchaser and the Vendor;

          (vi) The fees of the Independent Accountants shall be borne and paid as the Independent Accountants shall direct.

     (g) The Purchaser and the Vendor jointly shall as soon as practicable incorporate into and reflect in the draft Special Accounts the matters determined by the Independent Accountants and the draft Special Accounts as so amended and the amount of the Net

          Assets Value specified in such draft shall be the Special Accounts and the Net Assets Value respectively for all purposes of this Agreement.

5.3 If the Vendor is required to make a payment to the Purchaser pursuant to clause 5.2 or in respect of any claim against the Vendor for any breach of this Agreement the payment shall be made by way of adjustment of the consideration paid or satisfied by the Purchaser for the Business under this Agreement and the consideration shall be deemed to have been reduced by the amount of such payment.

6    CONDUCT OF THE BUSINESS PENDING COMPLETION
     ------------------------------------------

6.1  Pending Completion or the Conditions failing:

     (a) (subject to any applicable confidentiality provisions agreed in writing between Datapoint and the Guarantor) the Vendor shall give the Purchaser and any person authorised by the Purchaser on reasonable notice, reasonable access to all premises used in the Business and to all the books and records of the Business and shall instruct the directors and employees of the Vendor to give promptly all such information and explanations as the Purchaser or any such person may reasonably request provided that the obligations of the Vendor under this clause shall not extend to allowing access to information which is reasonably regarded as confidential to the activities of the Vendor otherwise than in connection with the Business;

     (b) except as required pursuant to this Agreement, the Vendor shall not except with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed in the case
          (only) of the matters referred to at clauses 6.1(b)(i)(A) and (B) and 6.1(b)(iii)):

          (i)  otherwise than in the ordinary course of the Business:

               (A) in relation to the Business incur in connection with a single transaction any liability (whether as principal or surety) for a principal amount which exceeds or could exceed $50,000;

               (B) create any mortgage, charge, pledge, hypothecation or other security interest over the Business or the undertaking or any of the assets to be sold hereunder or permit any lien to arise in respect thereof;

          (ii) make any material change (including but not limited to any change by the incorporation, acquisition or disposal of a subsidiary or subsidiary undertaking or a business) in the nature or extent of the Business;

         (iii) make any material change in the terms or conditions of employment or engagement of any employees or officers engaged in the Business;

          (iv) in relation to the Business, commit or omit to do any act or thing the commission or (as the case may be) the omission of which is in contravention of any applicable law, order or regulation and which could have a material adverse effect on the Business;

          (v)  depart from continuing the Business in its ordinary course;

          (vi) in relation to the Business incur or enter into or amend any contract or commitment which is not capable of being terminated without compensation at any time with three months' notice or less;

         (vii) fail to keep in place existing insurance cover relating to the Business and the assets to be sold hereunder;

        (viii) fail to maintain the confidentiality of customer and supplier information and of other confidential or proprietary information relating to the Business;

          (ix) fail to keep proper accounting records;

          (x) in relation to the Business enter into any borrowing, factoring or other financing or any lending commitments, being in each case commitments outside the ordinary course of the Business; or

          (xi) do, allow or procure any act or omission before Completion which would constitute a material breach of any of the warranties and representations respectively set out in clauses 2 and 14 and schedule 8 if they were given at Completion or which would make any of them inaccurate or misleading to a material extent if they were so given.

7    COMPLETION
     ----------

7.1 Completion shall take place on the Completion Date at the offices of De Brauw Blackstone Westbroek in Amsterdam when all (but not part only unless the parties shall so agree) of the following business shall be transacted:

     (a)  the Vendor shall:

          (i) give possession to the Purchaser of such of the assets hereby agreed to be sold as are transferable by delivery;

          (ii) execute and deliver to the Purchaser deeds of assignment in the agreed form in respect of the [patents, trade marks and registered designs] hereby agreed to be sold to the Purchaser;

         (iii) (if requested by the Purchaser so to do) deliver to the Purchaser duly executed assignments or other assurances of such other of the assets hereby agreed to be sold as are not transferable by delivery;

          (iv) give possession to the Purchaser (if appropriate) of the equipment the subject of the Leasing Agreements;

          (v) give possession to the Purchaser of the Records other than the Statutory Records (provided that following Completion the Vendor shall be given reasonable access to and shall be entitled to take copies of the Records for any reasonable purpose);

     (b) the Purchaser shall pay the consideration payable in accordance with clause 5; and

     [(c) the arrangements stated in schedule 6 with regard to pension entitlements of employees of the Vendor in the Business shall be effected.]

7.2 If the Vendor or the Purchaser shall be unable to comply with any of its obligations under the preceding provisions of this clause on the Completion Date or if the Vendor is in breach of any of its covenants under clause 6 (which breach is incapable of remedy or has not been remedied by the Vendor within 5 business days of notice being given of such breach by the Purchaser to the Vendor), the other party may:

     (a) (subject to clause 3.2 above) defer Completion to a date not more than 28 days after the said date (and so that the provisions of this clause 7.2 shall apply to Completion as so deferred) but provided that such deferral may occur only once; or

     (b) proceed to Completion so far as practicable, but without prejudice to the rights available to it (whether under this Agreement generally or under this clause 7) to the extent that the other party shall not have complied with its obligations thereunder; or

     (c)  rescind this Agreement.

7.3 Title and risk of loss or damage to the assets to be sold hereunder shall pass to the Purchaser on Completion.

8    VALUE ADDED TAX
     ---------------

[8.1 All payments to be made pursuant to this Agreement shall (save where otherwise specifically stated) be taken to be exclusive of VAT (if applicable) and any VAT chargeable in respect of the matters giving rise to such payments shall be charged in addition thereto in accordance with the relevant regulations in force and shall be payable by the paying party only against receipt from the other of a valid VAT invoice in respect thereof.

8.2 The parties acknowledge and agree that it is considered that [relevant VAT statute] will apply to the sale and purchase of the Business, so that the transaction is treated as a transfer of a going concern.
     Accordingly:

     (a) the Vendor and Purchaser shall give such notice of such transfer to [relevant tax authority] as required by law;

     (b) the Vendor shall on Completion so far as required by law deliver to the Purchaser all records referred to in [relevant VAT statute] and the Purchaser hereby undertakes to preserve such records as are so delivered in such a manner for such periods as may be required by law and, during that period, to give the Vendor or its agents reasonable access during normal business hours to inspect such records and (at the Vendor's expense) to take copies of such records;

                                    [OR]
                                     --

     (b) the Vendor shall apply for a direction pursuant to [relevant VAT statute] permitting the retention by the Vendor of all the records of the Business for VAT purposes referred to in [relevant VAT statute] provided that if [relevant tax authority] require that such records are delivered to the Purchaser, then the Vendor shall notify the Purchaser and shall deliver the same to the Purchaser. Whichever party retains the said records shall preserve the records for such periods as may be required by law and during that period shall give reasonable access during normal business hours to the other party or its agents to inspect such records and (at the other party's expense) to take copies of such records;

     (c) the Vendor and the Purchaser shall use all reasonable endeavours to secure that pursuant to the provisions referred to above the sale of the Business hereunder is treated as neither a supply of goods nor a supply of services for VAT purposes [LOCAL COUNSEL TO ADVISE WHETHER IT IS COMMON FOR AN APPLICATION TO BE MADE FOR CONFIRMATION FROM THE RELEVANT TAX AUTHORITIES. IF SO, THIS SHOULD BE REFERRED TO.];

     (d) if, notwithstanding the provisions referred to above, any VAT shall be payable in relation to the sale hereunder, the Purchaser shall pay in cash to the Vendor an amount in respect of VAT in addition to the consideration payable under clause 5 together with any penalties or interest unavoidably incurred by the Vendor as a result of late payment, provided that the Purchaser shall make such payment in respect of VAT on the due date for payment of such VAT by the Vendor or (if later) delivery by the Vendor to the Purchaser of a valid VAT invoice in respect thereof provided that the Purchaser shall not be obliged to make such payment until the date on which the Purchaser obtains the benefit of credit for such amount of VAT (whether by way of deduction from the output tax due from, or by way of payment to, the Purchaser).

     (e) No re-allocation of the Vendor's VAT registration number to the Purchaser shall be applied for.

                                    [OR]
                                     --

     (e)  The Vendor and the Purchaser shall make an application on form
          [      ] for the Vendor's VAT registration number to be
          reallocated to the Purchaser.

          [PURCHASER'S LAWYERS INCLUDE APPROPRIATE PROVISIONS ON VAT GENERALLY AND ANY PARTICULAR PROVISIONS RE: VAT IN RELATION TO LAND OR PROPERTY].

9    POST-COMPLETION MATTERS (INCLUDING ANNOUNCEMENTS AND CIRCULARS)
     ---------------------------------------------------------------

9.1 Following Completion the Vendor shall wholly discontinue carrying on the Business, to the intent that the Purchaser may carry on and continue the Business in succession to the Vendor.

9.2 Forthwith after Completion the parties shall dispatch to the suppliers and to the customers of the Business letters notifying them of the transaction effect hereby in terms the parties reasonably agree in the agreed form.

9.3 Notwithstanding Completion the Vendor shall from time to time execute and do or procure to be executed and done all documents, acts and things as may be reasonably required by the Purchaser in order effectually to vest in the Purchaser the Business and the other assets hereby agreed to be sold and to give to the Purchaser the full benefit of this Agreement.

9.4 On receiving any notices, correspondence, information or enquiries in relation to the Business and/or the assets hereby agreed to be sold the Vendor shall as soon as reasonably practicable pass the same to the Purchaser.

9.5 The Vendor hereby undertakes with the Purchaser to preserve all taxation records forming part of the Statutory Records for at least
     6 years from the end of the accounting reference period of the Vendor to which they relate and all other Statutory Records for at least [12 months/[ ] years] from Completion. The Vendor shall permit, on reasonable notice and during normal business hours, the Purchaser and/or its agents and professional advisers (including without limitation, its accountants) access to the Statutory Records and the right to inspect the same and make copies thereof (at the Purchaser's expense) for any purpose in connection with or incidental to the Business.

9.6 The Vendor undertakes to provide all such information known to it or which on reasonable enquiry would be known to it and which it is free to disclose relating to the Business or otherwise as the Purchaser may reasonably require for the purpose of complying with any requirements of law or of any recognised stock exchange.

9.7 Subject as required by law or by the rules of any recognised stock exchange or by any relevant national or supra-national regulatory authorities, all announcements and circulars by or on behalf of any of the parties hereto and relating to the sale and purchase hereunder shall be in terms and subject to a timetable and manner of publication to be agreed between the parties.

9.8 (a) (Subject to clause 9.8(b)) the Purchaser will procure that as soon as reasonably practicable following Completion at the Vendor's request all references to the name "Datapoint" and any logos trade names or other devices incorporating that name (apart from the Intellectual Property) are removed from (and thereafter no longer used on or in connection with) the Leasehold[s], signs, livery, sales or promotional literature, letterhead, documents, packaging, signs or products of the Business.

     (b) The provisions of clause 9.8(a) shall not prevent the Purchaser from making use of or selling existing stocks of sales or promotional literature, letterhead, documents, packaging, signs or products of the Business provided that before the same are used or sold the Purchaser shall cross out or mark over any references to the Vendor or otherwise clearly indicate on them that the Business is no longer owned or operated by the Vendor.

10   OUTSTANDING CONTRACTS, PENDING CONTRACTS, ENGAGEMENTS AND ORDERS AND
     --------------------------------------------------------------------
     APPORTIONMENTS
     --------------

10.1 (a) The Purchaser hereby undertakes with effect from Completion to complete and discharge in a proper and workmanlike manner all contracts, pending contracts, engagements and orders of which the benefit is hereby agreed to be sold to, or the burden is hereby agreed to be assumed by, the Purchaser and shall indemnify the Vendor against all liabilities, actions, proceedings, damages, costs, claims, demands and expenses brought or made against or incurred by the Vendor to the extent caused by the non-performance or the negligent or defective performance after Completion thereof by the Purchaser.

     (b) In relation to the said contracts, pending contracts, engagements and orders the Vendor shall indemnify the Purchaser against all liabilities, actions, proceedings, damages, costs, claims, demands and expenses brought or made against or incurred by the Purchaser to the extent caused by the non-performance or negligent or defective performance before Completion thereof by the Vendor.

10.2 The Purchaser shall collect the Receivables as agent for the Vendor and shall pay to the Vendor any such amounts received within 3 business days of receipt following the determination of the Net Asset Value and the Purchaser shall be entitled to deduct from such sums any amount owed by the Vendor to the Purchaser pursuant to clause 5.2 above.

10.3 The Vendor shall use its best endeavours to assist the Purchaser in collecting the Receivables and hereby covenants not to contact (whether in writing, in person or by telephonic means) the relevant customer, its employees, servants, professional advisers or agents or commence or threaten to commence proceedings to recover the relevant Receivable until the later to occur of (i) 30 days following Completion and (ii) 60 days following the due date for payment of such Receivable and shall before so contacting such person or so commencing or threaten to commence such recovery give 5 business days written notice of such intention to the Purchaser who may within such period itself pay the Receivable in question whereupon the Vendor shall assign all right, title and interest it may have therein to the Purchaser and the Vendor shall use its best endeavours and do all such acts and things as are necessary on the Purchaser's request to assist the Purchaser to recover such Receivable.

10.4 To the extent not included in the Special Accounts all rents, service charges, rates, insurance premiums, gas, water, electricity and telephone charges, royalties and other outgoings relating to, payable, receivable or accruing in respect of the Business down to and including Completion shall be borne by or, as the case may be, accounted for to the Vendor and thereafter by or to the Purchaser and shall, if necessary, be apportioned accordingly provided that all outgoings specifically referable to the extent of the user of any property or rights shall be apportioned according to the extent of such user.

10.5 The net amount (if any) payable under clause 10.4 shall be agreed between the parties within 14 days after Completion or failing such agreement shall be determined by the Independent Accountants. Within 14 days after such agreement or determination or promptly following the determination of the Net Asset Value the net amount so agreed or determined shall be paid to the person entitled.

11   EMPLOYEES
     ---------

11.1 The [relevant statute implementing EC Acquired Rights Directive] ("THE TRANSFER REGULATIONS") apply to the sale and purchase of the Business effected by this Agreement and the following provisions shall apply:

     (a) the contracts of employment between the Vendor and the Employees (save insofar as such contracts relate to any occupational pension scheme) shall transfer to the Purchaser with effect from Completion [LOCAL COUNSEL TO ADVISE WHETHER APPLIES FROM EXCHANGE] pursuant to the Transfer Regulations; and

     (b) all wages, salaries and other benefits of the Employees and all [PAYE] tax deductions and [National Insurance] contributions relating thereto shall be discharged by the Vendor in respect of the period up to Completion and by the Purchaser thereafter.

11.2 The Vendor shall indemnify and keep the Purchaser indemnified from and against all claims, demands, actions, proceedings, damages, compensation, tribunal awards, fines, costs, expenses and all other liabilities whatsoever to the extent that the same arise out of or are connected with any claim or other legal recourse by:

     (a) any of the Employees which and to the extent that it relates to any actual or alleged act or omission of the Vendor or any member of the Vendor's Group (or any other event or occurrence) prior to Completion;

     (b) any trade union or staff association recognised by the Vendor in respect of any of the Employees which and to the extent that it relates to any actual or alleged act or omission of the Vendor or any Group Company (or any other event or occurrence) prior to Completion.

11.3 The parties intend that the Transfer Regulations shall apply only to the Employees and accordingly the Vendor undertakes to indemnify and keep the Purchaser indemnified from and against all claims, demands, actions, proceedings, damages, compensation, tribunal awards, fines, costs, expenses and all other liabilities whatsoever to the extent that the same arise under or in relation to:

     (a) any contract of employment (including, without prejudice to the generality of the foregoing the termination thereof) with; or

     (b) any duty or liability of the Vendor in relation to any matter whatsoever (whether arising before or after Completion) to,

     any former or existing employee of the Vendor or any member of the Vendor's Group who is not an Employee and which contract, duty or liability is transferred to the Purchaser under the Transfer
     Regulations or is alleged by such employee to have been so transferred.

11.4 The Purchaser shall indemnify the Vendor and keep the Vendor indemnified against all claims, demands, actions, proceedings, damages, compensation, tribunal awards, fines, costs, expenses and all other liabilities whatsoever to the extent that the same arise out of or in connection with:

     (a) any change in the working conditions of the Employees or any of them occurring after Completion (excluding any terms relating to any occupational pension scheme);

     (b) any claim by any Employee (whether in contract or in tort or under statute (including the Treaty of Rome and any directives made under the authority of that Treaty) for any remedy including, without limitation, in respect of unfair dismissal, redundancy, statutory redundancy, equal pay, sex or race discrimination) as a result of any act or omission by the Purchaser after Completion; or

     (c) the employment by the Purchaser on or after Completion of any of the Employees other than on terms (including terms relating to any occupational pension scheme) at least as good as those enjoyed immediately prior to Completion (provided that the Purchaser shall be under no obligation to indemnify the Vendor solely by reason of any diminution in pension rights if the Purchaser has complied with its obligations under Schedule 6) or the termination of the employment of any of them on or after Completion.

     In accordance with its obligations under the Transfer Regulations, the Purchaser shall provide the Vendor in writing with such information and at such time as will enable the Vendor to carry out its duties under [Regulations 10(2)(d) and 10(6)] of the Transfer Regulations concerning measures envisaged by the Purchaser in relation to the Relevant Employees.

11.5 On such date as the parties may agree in writing, but in any event by not later than Completion the parties will join in delivering to each of the Employees a joint letter from the parties notifying them of the transaction effected hereby in terms the parties reasonably agree.

11.6 The letters to be delivered under clause 11.5 shall be handed personally to those Employees who are present for work on the date of such delivery and shall be despatched by [first-class] post to those Employees who are not so present.

12   PENSIONS
     --------

     The provisions of schedule 6 [and schedule 7] shall apply in relation to the retirement benefit scheme or schemes established for the benefit of the Employees.

13   [COMPETITION LAW COMPLIANCE]
     ----------------------------

     [Include any requirements for notification/registration etc of agreement under domestic laws]

14   WARRANTIES AND LIMITATIONS
     --------------------------

14.1 In consideration of the Purchaser entering into this Agreement the Vendor hereby warrants and represents to the Purchaser and to Kalamazoo in respect of the Business:

     (a) that all statements of fact in schedules 2, 3, 4 and 7 to this Agreement are correct in all material respects; and

     (b) in terms of schedule 8, and so that any statement which is qualified as being "to the best of the knowledge, information and belief of the Vendor" has been so qualified after due diligent and careful enquiry by the Vendor to establish the accuracy of the Warranty in question.

14.2 The Vendor shall not have any liability under the Warranties in respect of:

     (a) any matter to the extent that such matter is disclosed in or pursuant to the Disclosure Letter and the Replies or the Accounts in a manner which would enable the Purchaser reasonably to make an informed assessment of the matter.

     (b) any matter or thing hereafter done or omitted to be done pursuant to this Agreement or the Darts Transfer Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser or Kalamazoo.

14.3 The Vendor acknowledges and agrees that the Purchaser has been induced to enter into this Agreement on the basis of the Warranties and that the Purchaser is relying on the Warranties.

14.4 The Warranties shall be deemed to be repeated immediately before Completion (subject as provided in clauses 14.2 and 14.5 and to other matters properly and fairly disclosed in writing by the Vendor to the Purchaser after the date hereof and before Completion) and to relate to the facts and circumstances then existing.

14.5 The Vendor hereby undertakes with the Purchaser that it will forthwith disclose in writing to the Purchaser any event or circumstance which may arise or become known to it after the date hereof and prior to Completion may result in a material breach of any of the Warranties to the intent that if the Vendor shall so disclose any event or circumstance pursuant to this clause, the Purchaser shall have the right (without prejudice to any other rights it may have) (exercisable within 7 days of receiving such written notice as aforesaid) to rescind this Agreement prior to Completion. Provided that no right to damages or compensation shall arise in favour of the Purchaser or its successors in title under clause 14.4 in consequence only of an event occurring or matter arising after the signing of this Agreement and before Completion constituting a breach or non-fulfilment of any of the Warranties whether or not this Agreement is terminated in consequence thereof, if:

     (a) the event or matter in question could not reasonably have been foreseen prior to the date of the Agreement avoided or prevented by the Vendor; and

     (b) the event or matter in question has been duly notified in accordance with this clause 14.5.

14.6 The provisions of clauses 6.8 to 6.18 inclusive of the Umbrella Acquisition Agreement shall have effect mutatis mutandis as if expressly set out in the Agreement.

15   INVESTMENT TRUSTS AND REGIONAL DEVELOPMENT TRUSTS
     -------------------------------------------------

     LOANS, GRANTS AND OTHER FORMS OF AID TO BUSINESSES ARE AVAILABLE FROM, AND ADMINISTERED BY, NUMEROUS LOCAL, NATIONAL AND SUPRA-NATIONAL BODIES. THE DRAFTSMAN SHOULD SPECIFICALLY ENQUIRE WHETHER ANY SUCH MATTERS ARE RELEVANT TO THE TRANSACTION.

16   CONTINUING EFFECTS OF THIS AGREEMENT
     ------------------------------------

16.1 All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

16.2 This Agreement shall be binding on and shall enure for the benefit of each party's successors and assigns (as the case may be).

16.3 Subject to clause 16.4 neither the Purchaser nor the Vendor may, without the prior written consent of the other, assign the benefit of any rights under this Agreement.

16.4 The benefit of this Agreement (including the Warranties) shall (and whether before or after Completion) be freely assignable by the Purchaser to any member of the Purchaser's Group provided that if such assignee shall cease to be a member of the Purchaser's Group any benefit so assigned shall on such cessation be re-assigned to the Purchaser.

17   RELEASES, ETC., BY THE PURCHASER
     --------------------------------

17.1 Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion.

17.2 No exercise or failure to exercise or delay in exercising any right, power or remedy by either party hereto shall, unless otherwise agreed in writing by such party, constitute a waiver by that party of any such right, power or remedy or of any other right, power or remedy arising under this Agreement or otherwise.

18   OTHER PROVISIONS
     ----------------

18.1 No purported variation of this Agreement shall be effective unless made in writing and signed by the parties hereto.

18.2 If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the enforceability of the remainder of this Agreement shall not be affected.

18.3 This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

18.4 If Completion does not take place the Purchaser shall forthwith hand over or procure the handing over of all accounts, records, documents and papers of or relating to the Vendor which shall have been made available to it and all copies or other records derived from such materials and expunge any information derived from such materials or otherwise concerning the subject matter of this Agreement from any computer, wordprocessor or other device containing information (other than information available from public records or information acquired by the Purchaser otherwise than from the Vendor or its agents).

19   NOTICES
     -------

19.1 Any notice or other document to be given under this Agreement shall be in writing and shall be deemed duly given:

     (a) if left at or sent by (i) registered post or (ii) facsimile transmission to the following addresses or numbers of the relative company:

          (i)  name           [the Vendor    ]
               address        [              ]
               attention      [              ]
               facsimile no.  [              ]

          (2)  name           [the Purchaser ]
               address        [              ]
               attention      [              ]
               facsimile no.  [              ]

          or to such other addresses and/or numbers as such parties may by notice to all other parties hereto expressly substitute therefor; and

     (b) when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

19.2 In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and posted or that the applicable means of telecommunication was properly addressed and despatched (as the case may be).

20   CHOICE OF LAW, SUBMISSION TO JURISDICTION AND ADDRESS FOR SERVICE
     -----------------------------------------------------------------

20.1 This Agreement shall be governed by and interpreted in accordance with
     [              ] law.

20.2 Any disputes or claims in any way relating to or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules.

20.3 The place of the arbitration shall be London and the language of the arbitration shall be English.

20.4 The Vendor hereby irrevocably authorises and appoints the Vendor's Solicitors (or such other person, being a firm of [solicitors]
     resident in [        ], as the Vendor by notice to all other parties
     hereto substitute) to accept service of all legal process arising out of or connected with this Agreement and service on the Vendor's Solicitors (or such substitute) shall be deemed to be service on the party concerned.

IN WITNESS whereof this Agreement has been entered into the day and year first above written

                                 Schedule 1
                                 ----------
                      The Consideration Apportionment
                      -------------------------------

Paragraph reference in
schedule 2                         Value in US$
- ----------                         ---------
1
2
3
4
5
6
7
8
9
10
11
                              -----------------------
                              US$ [X]
                              -----------------------

Less the Liabilities which shall be regarded for the purposes of this
- ----
Agreement as US$ ([X]-1)

                                 Schedule 2
                                 ----------
   Assets being sold (exclusive of assets comprised in schedules 3 and 4)
   ----------------------------------------------------------------------


(1)       (2)
No.       Assets
- ---       ------

1 the goodwill of the Business and the exclusive right (so far as the Vendor can grant the same) for the Purchaser to represent itself as carrying on the Business in succession to the Vendor and to use the name[s "-" [and "-"] (but only in connection with the Business) and in particular on all business letters, invoices, trade catalogues and advertising material relating to the Business

2 all stock-in-trade (including, without limitation, consumables, raw materials, components, semi-finished or finished goods or maintenance parts) and work in progress relating exclusively or primarily to the Business at Completion;

3 the benefit of any sums to which the Vendor is entitled from third parties or insurers in respect of damage or injury caused to any assets comprised in the Business, except to the extent of sums expended prior to Completion in making good such damage or injury

4 all manuals, drawings, patterns, designs, records (including customer and supplier records), technical advertising, sales specifications, publications and other material relating to or used exclusively or primarily in connection with the Business at Completion

5 [the following machinery and equipment [LIST] and all other machinery and equipment relating to or used exclusively or primarily in connection with the Business at Completion (including, without limitation, computers and computer peripherals and accessories)

6 all office furniture and office equipment relating to or used exclusively or primarily in connection with the Business at Completion [LIST?]

7         the following motor vehicles:

          make and description          registration number
          --------------------          -------------------

                                   [LIST]

8 any petty cash floats and advances made to Employees or representatives

9 [any other tangible personal property relating exclusively or primarily to the Business [LIST]]

          [other assets to be agreed]

10   the benefit of all of the Customer Contracts.

[11 the benefit of all of the following supplier contracts which relate to the Business:

     [LIST of the supplier contracts, supplier by supplier, showing outstanding liability etc.]

The total consideration (exclusive of VAT) payable for the assets comprised
in this schedule is [B.P./US$            ] apportioned in accordance with
schedule 1.

                                 Schedule 3
                                 ----------
                        Intellectual Property Rights
                        ----------------------------

                  PART A - PATENTS AND PATENT APPLICATIONS
                  ----------------------------------------

1    Patents

=============================================================================
                                      NORMAL            OVERSEAS
       COUNTRY    NO.       DATE      EXPIRY DATE       FILING    SUBJECT
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

=============================================================================



2.   Patent applications


=============================================================================
                                      NORMAL            OVERSEAS
       COUNTRY    NO.       DATE      EXPIRY DATE       FILING    SUBJECT
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

=============================================================================

  PART B - TRADE AND SERVICE MARKS AND TRADE AND SERVICE MARK APPLICATIONS


1.   Trade and service marks


=============================================================================
      COUNTRY         TRADE MARK      CLASS        SCHEDULE      RENEWAL DATE
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

=============================================================================



2.   Trade and service mark applications

=============================================================================
      COUNTRY         TRADE MARK      CLASS        SCHEDULE      RENEWAL DATE
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

=============================================================================

       PART C - REGISTERED DESIGNS AND REGISTERED DESIGN APPLICATIONS
       --------------------------------------------------------------
                      "PETTY PATENTS" "UTILITY MODELS"
                      --------------------------------


1.   Registered designs

=============================================================================
      COUNTRY         TRADE MARK      CLASS        SCHEDULE      RENEWAL DATE
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

=============================================================================



2.   Registered design applications


=============================================================================
      COUNTRY         TRADE MARK      CLASS        SCHEDULE      RENEWAL DATE
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

=============================================================================

      PART D - BUSINESS NAMES AND UNREGISTERED TRADE OR SERVICE MARKS
      ---------------------------------------------------------------



=============================================================================
      NAME OR MARK         AREA OF USE           NATURE AND EXTENT OF USE
=============================================================================
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

=============================================================================

                                 Schedule 4
                                 ----------
                          Agreements and licences
                          -----------------------



     PART A - LICENCES IN RESPECT OF INTELLECTUAL PROPERTY RIGHTS
     ------------------------------------------------------------



=============================================================================
          (1)         (2)         (3)       (4)        (5)         (6)
        LICENSOR    LICENSEE    DATE OF     TERM     LICENCE     SUBJECT
                                LICENCE                FEE        MATTER
=============================================================================

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

=============================================================================



                      PART B - THE LEASING AGREEMENTS



=============================================================================
          (1)         (2)         (3)       (4)        (5)         (6)
        LICENSOR    LICENSEE    DATE OF     TERM     LICENCE     SUBJECT
                                LICENCE                FEE        MATTER
=============================================================================

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------

=============================================================================


                        PART C -  CUSTOMER CONTRACTS


               [LIST HERE DETAILS OF ALL CUSTOMER CONTRACTS]
                                     ---

                                 Schedule 5
                                 ----------
                       Assets excluded from the sale
                       -----------------------------


1    The Receivables and the benefit of all securities, guarantees,

     indemnities and other similar rights in respect of the same


2 Any cash in hand (except as mentioned in paragraph 8 of schedule 2) or credited to any account with a bank.


3    The benefit of all agreements which are not assignable or of which a purported assignment would be a breach or would constitute an event of default or termination.


4    All other assets of the Vendor not hereby expressly agreed to be sold and in particular all assets of the Vendor not exclusively or primarily referable to the Business.


5    All contracts relating to the supply or support of Autoline.


6    All rights of the Vendor or any member of the Vendor's Group to the use of the word "Datapoint" whether in relation to the Business or otherwise.


7    The benefit of any claim made by the Vendor for grants from any government, local or public authority not received prior to Completion.


8    The benefit of any claim made by the Vendor under any insurances arising or accruing prior to Completion.

                                 Schedule 6
                                 ----------
                            Pension arrangements
                            --------------------


     [To be considered further on receipt of relevant information from

Datapoint]

                                 Schedule 7
                                 ----------
                               The Employees
                               -------------

                                 Schedule 8
                                 ----------
                       Warranties and Representations
                       ------------------------------



1    ACCOUNTS AND FINANCIAL MATTERS
     ------------------------------

(a)  To the extent only that the Accounts relate to the Business, the
     Accounts:

     (i) were prepared in accordance with the requirements of the [name relevant legislation in relevant country] as at the date of their preparation;

     (ii) were prepared in accordance with all then current statements of standard accounting practice applicable to a company incorporated in [name of country] as at the date of their preparation and were prepared in accordance with the historical cost convention, on a recognised and consistent basis and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding [2] financial years;

     (iii) give a true and fair view of the assets and liabilities of the Vendor as at the Accounts Date and its [profit/loss] for the financial year ended on that date;

     (iv) were accurate in all material respects as at the date of their preparation; and

     (v) made full provision for all established liabilities or made proper provision for (or contain a note in accordance with good accounting practice respecting) all liabilities which would normally be provided for or noted at the Accounts Date, including (without limitation) for the cessation or diminution of any part of the Business and deferred taxation.

(b)  Without limiting paragraph 1(a) above:

     (i) provision has been made in the Accounts in accordance with the accounting policies set out in the Accounts:

          (A)  for depreciation of fixed assets;

          (B) in valuing work-in-progress and stock, for reasonably foreseeable losses which may arise on completion or realisation;

          (C) for reasonably foreseeable liabilities in relation to the disposal of any assets or the cessation or diminution of any part of the Business; and

          (D)  for any bad or doubtful debts,

     (ii) the cost allowable for taxation purposes of any of the assets or trade stock agreed to be sold hereunder is not lower than that appearing in the Accounts;

    (iii) stock and work-in-progress have [respectively] been valued in the Accounts [at the lower of cost and net realisable value - OR AS APPROPRIATE].

(c) The accounting and other books and records of the Vendor have been properly written up in all material respects and accurately present and reflect in all material respects in accordance with generally accepted accounting principles and standards all the transactions entered into by the Vendor in relation to the Business during the financial period ended on the Accounts Date.

(d) No part of the Business has been materially and adversely affected by the loss during the year ended on the Accounts Date of any important customer or source of supply, by a decrease in the value of orders received or by any abnormal factor not affecting similar businesses to a like extent.

(e) The Vendor in relation to the Business has not factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts.

(f) [All documents relating to the Business in the possession of the Vendor or to the production of which the Vendor is entitled and which attract stamp duty or transfer duty have been duly stamped.] [European Counsel please advise whether necessary.]

(g) The Deferred Income shown in the Special Accounts will be a correct figure and will not include any amounts received by the Vendor prior to Completion.

2    STOCK
     -----

(a) All stock and work in progress comprised in the assets hereby agreed to be sold are the property of and held by the Vendor free from any agreement for payment on deferred terms or bill of sale or lien, mortgage, charge, encumbrance, burden or other adverse claim.

(b) So far as the Vendor is aware, the stock hereby agreed to be sold is good marketable stock and is capable of being sold in the ordinary course of business in accordance with the current price list without rebate or allowance to a purchaser and such stock is not, to a material extent, old, obsolescent, slow-moving, unusable, unsaleable, deteriorated or excessive.

3    PLANT AND EQUIPMENT
     -------------------

(a) The fixed and loose plant, machinery, furniture, fixtures, fittings, equipment and vehicles agreed to be sold hereunder are the property of and held by the Vendor free from any hire or hire-purchase agreement or agreement for payment on deferred terms or bill of sale or lien, mortgage, charge, encumbrance, burden or other adverse claim.

(b) Maintenance contracts are in full force and effect in respect of all assets owned or used in relation to the Business which it is normal or prudent for business of the same kind as the Business to have maintained by outside or specialist contractors.

(c) So far as the Vendor is aware, all plant, machinery, vehicles and equipment agreed to be sold hereunder is in good and safe condition and in working order, has been maintained on a regular basis by competent personnel and, so far as the Vendor is aware, none is dangerous, unsuitable, in need of renewal or replacement or surplus to requirements.

     [European counsel please advise whether warranty required concerning taxation allowances/clawbacks on leased or other assets].

4    MATERIAL TRANSACTIONS
     ---------------------

(a)  Since the Accounts Date:

     (i) the Vendor has not created any mortgage or charge on the whole of its assets or any of the assets to be sold hereunder now outstanding;

     (ii) the Vendor has entered into material transactions and incurred material liabilities in relation to the Business in the ordinary course of day-to-day trading operations and not otherwise;

    (iii) so far as the Vendor is aware, the assets of the Business have not been materially depleted by any unlawful act on the part of any person;

     (iv) there has been no materially adverse change in the financial or trading position of the Business and the Business has been carried on in the ordinary course and in the same manner (including nature and scale) as immediately before the Accounts Date;

     (v) no transaction in relation to the Business of any material importance to which the Vendor has been a party has taken place which if it had taken place on or before the Accounts Date would have been required to be disclosed or reflected in the Accounts.

5    EMPLOYEES
     ---------

(a) Full and up-to-date particulars of the identities of all the Employees, their dates of birth and commencement of employment, their remuneration (including any binding agreements and arrangements relating to bonus, commission, incentive payments, profit sharing, stock options, permanent health insurance, medical expenses insurance, life assurance, pension benefits and retirement annuities), their notice periods and any binding agreements and arrangements for the payment of compensation on termination of employment are disclosed in or pursuant to the Disclosure Letter.

(b) The Vendor has disclosed to the Purchaser true and complete examples of all current standard form contracts of employment relating to the employment of the Employees and of all contracts of employment of Employees whose basic salary exceeds $50,000 per annum (or its equivalent).

(c) The Vendor has not made any offer to employ any person in the Business which has yet to be accepted or rejected.

(d) There are no Employees who are on maternity leave or other leave of absence and have a statutory or contractual right to return to work in the Business.

(e) The Vendor has not agreed any future variations in the terms or conditions of employment of any of the Employees and there are no offers in relation thereto outstanding.

                                  [EITHER]
                                   ------

(f) The Disclosure Letter contains full particulars of any existing litigation or dispute involving or relating to any of the Employees and of all matters and circumstances of which the Vendor is aware which could give rise to any legal claim, right of action or other liability whatsoever in respect of any of them.

                                    [OR]
                                     --

(g) There is no existing litigation or dispute involving or relating to any of the Employees and so far as the Vendor is aware there are no matters or circumstances which are likely to give rise to any such litigation or dispute.

(h) The Vendor does not recognise (expressly or impliedly) any trade union, staff association or other body in respect of all or any of the Employees and there are no collective agreements or arrangements with any such trade union, staff association or other body which relate to the Employees.

(i) There is no existing or (so far as the Vendor is aware) threatened industrial action or trade dispute involving or relating to the Employees.

(j) There are no outstanding liabilities for industrial training levy or for any other statutory or governmental levy or charge.

6    CONTRACTS, COMMITMENTS AND FINANCIAL AND OTHER ARRANGEMENTS
     -----------------------------------------------------------

(a) With respect to the undischarged contracts, engagements and orders and licences referred to in clause 10.1;

     (i) true, up-to-date and complete copies of such contracts, engagements and orders and licences have been [made available for inspection] to the Purchaser [or its agents];

     (ii) none of such contracts, engagements or orders or licences is likely to be incapable of being discharged by performance within 3 months from the date hereof or is incapable of termination by the Vendor on 3 months' notice or less and none of such contracts, engagements or orders or licenses involves obligations which cannot be fulfilled or performed on time or without undue or unusual expenditure of money or effort;

    (iii) the Vendor has not committed any material breach of any such contract, engagement or order or licence and so far as the Vendor is aware no right of termination has become exercisable thereunder;

     (iv) so far as the Vendor is aware none of such contracts[, engagements or orders] or licences infringes or is furnished, registered or notified or ought to be furnished, registered or notified in accordance with [local competition law statutes] or any of the Treaties establishing the European Economic Community or any directive or regulation thereunder or any other anti-trust or similar legislation made anywhere in the world and the Vendor is not in default or in contravention of any of such provisions in relation to the Business.

(b) In relation to the Business, so far as the Vendor is aware, there are no material liabilities in respect of any claims arising out of any defect in the design, material or workmanship of any goods manufactured or supplied by the Vendor before Completion or out of any error, delay, omission or other cause for complaint in the supply of any service before Completion and in relation to the Business and so far as it is aware, the Vendor is not under any material liability:

     (i) for breach of any contract for the supply of any goods or services;

     (ii) to replace or to remedy defects in the design, material or workmanship of goods or to make good errors or omissions in services supplied or contracted to be supplied under any such contract;

     (iii) to service, repair, maintain, take back or otherwise do or not do anything in respect of goods which would apply after such goods have been delivered in circumstances where such goods cannot be returned to the manufacturer for replacement without cost and/or reimbursement in full or in part of the purchase price.

7    LITIGATION
     ----------



(a) The Vendor is not in relation to the Business engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or Governmental body, department, board or agency; the Vendor is not aware that such matters are pending or threatened; and the Vendor is not aware of any circumstances which may give rise to any such matter.

8    [EUROPEAN COUNSEL TO ADVISE ON RELEVANT PENSIONS WARRANTIES]

9    THE PROPERTY AND OTHER INTERESTS IN LAND
     ----------------------------------------

(a) The Leasehold[s] is/are the only property used in connection with the Business

(b) The Vendor has the right to grant the Property Licence [in relation to the Leasehold[s]].

(c) The Vendor has vacant possession of the Leasehold[s] vested in it and there are no circumstances known to the Vendor which would entitle or require any landlord or any other person to exercise any powers of entry or right to forfeiture or right to take possession or which would otherwise restrict or terminate the continued sole and exclusive possession or occupation of the Leaseholds by the Vendor prior to Completion and (subject to the Property Licence) after Completion.

(d) So far as the Vendor is aware no person is entitled to any right over or interest in or any right of pre-emption, first refusal, surrender or determination relating to the Leasehold[s] which could take effect against the Property Licence and any options or rights enjoyed by the Vendor have been properly protected by the appropriate registration where necessary and all appropriate notices have been properly served where any such option or right has become exercisable.

(e) So far as the Vendor is aware, there is no covenant, stipulation, restriction, easement, right of way, exception, reservation, grant, condition, agreement or declaration which has a material adverse effect on the Leasehold[s] or its use save as set out in the Property Licence nor is the Vendor aware of any subsisting or alleged breach of any of the said matters.

(f) The Vendor has paid all rent or licence fees and all other outgoings which have become due in respect of the Leaseholds and has so far as it is aware performed and observed all its obligations under all covenants (whether affecting the [Leaseholds'/leasehold] titles), conditions, agreements, statutory requirements, planning consents, byelaws, orders and regulations affecting the Leasehold[s], its use and the Business as there carried on; no notice of any breach of any such matter has been received by the Vendor; and so far as the Vendor is aware no use of the Leasehold[s] contravenes any of such covenants, conditions, agreements, statutory requirements, planning consents, byelaws, orders or regulations.

(g) So far as the Vendor is aware is as of right or is permitted under the [European counsel to include relevant planning statutes] and the Vendor has received no notice of any contravention of any of the provisions of those statutes or any outstanding [Enforcement Notices, Stop Notices, Enforcement Proceedings] or appeals (whether against refusal, deemed or otherwise, conditions or enforcement); and the user will not be adversely affected by planning proposals or schemes submitted by the Vendor or of which the Vendor is aware nor is any user stated to be personal.

(h) So far as the Vendor is aware it has not at any time on the Leasehold[s] carried on or permitted to be carried on any process which has:

     (i) caused any material damage to any land or buildings or any interest thereon; or

     (ii) contravened any relevant legislation or regulations relating to environmental matters.

    (iii) The Vendor has not received notice of nor is it aware of any dispute relating to the Leasehold[s].

10   ENVIRONMENTAL MATTERS
     ---------------------

(a)  [European counsel to advise on appropriate environmental warranties].

11   INTELLECTUAL PROPERTY RIGHTS
     ----------------------------

(a) Complete particulars of all Intellectual Property Rights used exclusively or primarily in relation to the Business of which the Vendor is, or has applied to be, registered as proprietor in connection with the Business are set out in schedule 3.

(b) All Intellectual Property Rights used or required for the running of the Business are in full force and effect and are vested in and beneficially owned by the Vendor free from and clear of any restrictions or encumbrances or the Vendor has a right to use the same; (where registration is possible) the Vendor is registered as proprietor thereof; and, to the best of the information, knowledge and belief of the Vendor, no person has made any material claim adverse to the continuing enjoyment by the Vendor of the benefit of such registration which remains outstanding.

(c) So far as the Vendor is aware, the Vendor in relation to the Business has not infringed the Intellectual Property Rights of any other person and to the best of the information, knowledge and belief of the Vendor no other person has infringed the Intellectual Property Rights of the Vendor in relation to the Business.

(d) The Vendor has not granted, and is not obliged to grant, any licences under any Intellectual Property Rights owned by it or licensed to it in relation to the Business or to furnish know-how relating to the Business to any person except to customers in the ordinary course of business.

(e) No material disclosure has been made to any person other than the Purchaser of any of the know-how or the financial or trade secrets of the Vendor in relation to the Business except properly and in the ordinary course of business and on the footing that such disclosure is to be treated as being of a confidential nature.
12   MISCELLANEOUS
     -------------

12.1 The Vendor is empowered and duly qualified to carry on business in all jurisdictions in which the Business is now carried on.

12.2 The Vendor has not in carrying on the Business committed or omitted to do any act or thing, the commission or (as the case may be) the omission of which is a contravention of any applicable law, order or regulation and which has had or could have a material adverse effect on the Business.

12.3 All facts disclosed in the Disclosure Letter is true and accurate in all material respects.

12.4 The Vendor:

     (a) has not been adjudged insolvent or committed an act of insolvency or compounded with its creditors generally;

     (b) will only continue with Autoline business for the purpose of completing Autoline contracts entered into prior to today's date; and

     (c) has met all of its debts and liabilities arising prior to Completion in such timely fashion as to prevent any Insolvency Event.

12.5 The Vendor in relation to the Business is not and never has been in receipt of aids that are incompatible with the common market as defined in Article 4(c) of the ECSC Treaty or Article 92(1) of the ECSC Treaty.

SIGNED by .........................     )
 ...................................     )
for and on behalf of the                )
Vendor in the presence of:              )




SIGNED by .........................     )
 ...................................     )
for and on behalf of the                )
Purchaser in the presence of:           )